Exhibit 10.1

Volt Information Sciences, Inc.

1133 Avenue of the Americas New York, New York 10036 212-704-2400

June 12, 2017

Dear Leonard:

We are pleased to offer you employment with Volt Information Sciences, Inc. (the “Company”) under the terms and conditions set forth below in this employment agreement (this “Agreement”). This Agreement is made between Leonard Naujokas (hereinafter referred to as “Employee” or “you”) and the Company. Such terms and conditions take effect on June 12, 2017 (the “Effective Date”). Unless otherwise mutually agreed to between the parties, in the event your employment does not become effective on the Effective Date for any reason, this Agreement, including without limitation the Initial Grant (as defined below), shall be null and void ab initio.

1.	Position

You will serve as Vice President, Corporate Controller and Chief Accounting Officer, reporting to and subject to the direction of the Chief Financial Officer of the Company (the “CFO”).

2.	Duties and Responsibilities

You will devote your full business time and attention to the responsibilities of the position of Vice President, Corporate Controller and Chief Accounting Officer. You agree that you will comply with all of the Company’s policies, procedures and rules, as now existing or as subsequently adopted, modified or supplemented by the Company from time to time. You further agree that you will comply with all applicable laws, rules and regulations governing your business and conduct. You acknowledge that the Company is a global organization and that your duties and responsibilities are global in scope.

3.	Definitions

3.1 “Cause” means: (a) embezzlement or misappropriation by you of funds of the Company; (b) your conviction of, or plea of guilty to or plea of nolo contendere to any felony; (c) your commission of any act of dishonesty, deceit, or fraud which causes material economic harm to the Company; (d) a willful breach by you of a fiduciary duty owed to the Company; (e) a material breach by you of any provision of this Agreement; (f) a willful failure by you to substantially perform the duties assigned to you by the Company; (g) a material violation by you of any rule, policy or procedure of the Company, or any contractual, statutory or common law duties owed to the Company; or (h) engaging in activities or conduct reasonably likely to impair the reputation, operations, prospects or business relations of the Company, including, without limitation publicly making disparaging or derogatory statements about the Company or engaging in conduct involving any immoral acts.

Volt Information Sciences, Inc.

1133 Avenue of the Americas New York, New York 10036 212-704-2400

3.2 “Company Group” means the Company and its subsidiaries and affiliates.

3.3 “Good Reason” means the occurrence of any of the following events which continues uncured for a period of not less thirty (30) days following written notice given by you to the Company within ninety (90) days following the initial occurrence of such event, unless you specifically agree in writing that such event shall not be Good Reason: (a) an aggregate reduction of ten percent (10%) or more in your Base Salary, unless such reduction is part of a general reduction applicable to all or substantially all senior executives of the Company; (b) a change of fifty (50) miles or more in the geographic location in which you then work; (c) a material and adverse change to, or a material reduction of, your duties and responsibilities to the Company; or (d) the Company’s material breach of this Agreement.

4.	Compensation

All elements of your compensation and any other payments set forth in this Agreement shall be paid according to the Company’s normal payroll practices, less all required withholdings and deductions. You acknowledge and agree that the Company shall have authority to recover any compensation you receive that is required to be recovered by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Act of 2010, or any rules or regulations promulgated in connection therewith.

4.1 Base Salary

Your base salary will be at an annual rate of $240,000 (as in effect from time to time, your “Base Salary”). Your Base Salary will be reviewed on an annual basis and may be adjusted from time to time at the sole discretion of the Company.

4.2 Annual Incentive Plan

You will be eligible to receive a performance-based annual incentive award in accordance with the Company’s Annual Incentive Plan (as amended from time to time, the “Volt AIP”). Unless subsequently revised by the Company, your total target annual incentive award opportunity will be 25% of your Base Salary, which will be prorated for fiscal year 2017 based on the Effective Date and equates to $54,130. The terms of your annual incentive award will be communicated to you separately, and such communication (in connection with the Volt AIP Plan) shall govern the terms of your annual incentive award.

4.3 Initial Grant

The Company will grant to you the following equity-based award pursuant to the 2015 Volt Equity Incentive Plan (the “Initial Grant”). The Initial Grant will be evidenced by applicable award agreements (the “Initial Award Agreements”). The Initial Award Agreements will provide as follows:

Subject to the terms of a Phantom Unit Award Agreement under the Company’s 2015 Equity Incentive Plan, you will be issued phantom units (the “Units”) on or around June 14, 2017, with a total target value at time of grant of $30,000, subject to ratable vesting over three years

Volt Information Sciences, Inc.

1133 Avenue of the Americas New York, New York 10036 212-704-2400

on each of the first three anniversaries of the grant date of such Units. Such Units represent the right to receive an amount in cash, within 10 days following the applicable vesting date, equal to the product of (i) the number of Units that vested and became non-forfeitable; and (ii) the closing per share price of the Company’s common stock on the applicable vesting date, less applicable tax withholdings.

5.	Benefits

You will be eligible to participate in the Company’s employee benefit plans and programs generally available to similarly situated executives of the Company, subject to the eligibility requirements, terms and conditions of such plans and programs. Such plans and programs are subject to change or termination by the Company in the Company’s sole discretion.

5.1 Paid Vacation and Sick Leave

You shall accrue paid time off for vacation time and sick leave in accordance with the Company’s policies and applicable law. Vacation shall be scheduled at mutually agreeable times.

5.2 Business Expenses

The Company will reimburse you for reasonable and necessary business expenses incurred in connection with the Company’s business, which may include travel expenses, food and lodging while traveling for business purposes, subject to such expense reimbursement policies as the Company may from time to time establish for its employees, provided that all such reimbursements shall comply with Section 409A of the Code.

5.3 Indemnification

The Company will provide you with D&O insurance coverage on the same terms as it provides to other directors and officers of the Company.

6.	At-Will Employment; Termination; Compensation on Termination

Your employment with the Company and the term of employment under this Agreement shall continue at the will of the Company and you. Unless otherwise stated below, either party may terminate the employment relationship at any time for any reason by giving a written notice of thirty (30) business days. The date on which your termination of employment becomes effective is referred to herein as the “Termination Date.”

6.1 Upon Death

In the event of your death during the term of this Agreement, the Termination Date shall be the date on which your death occurs.

6.2 Termination Due to Disability

The Company may terminate your employment because of your disability by delivering at least thirty (30) days’ prior written notice stating the Termination Date (the date specified in such notice, the “Set Termination Date”). The Company’s decision to so terminate shall be based on (i) its reasonable determination that as result of physical or mental illness, you are materially impaired and unable to perform the essential functions of your position, despite reasonable accommodation (your “Condition”), for an aggregate of ninety (90) days during any period of

Volt Information Sciences, Inc.

1133 Avenue of the Americas New York, New York 10036 212-704-2400

one hundred eighty (180) consecutive days (unless a longer period is required by law, in which case the longer period would apply); or (ii) your becoming eligible to receive benefits under the Company’s applicable long-term disability plan. Such determination shall be based on evidence from a competent health care provider obtained with your cooperation, and shall take into consideration any reasonable accommodation that the Company may provide without undue hardship, and any other considerations required by law. Notwithstanding the foregoing, if your Condition would qualify you to receive long-term benefits under the Company’s applicable long-term disability program but for the fact that, as of the Set Termination Date, you have not satisfied the eligibility period for such long-term benefits, the Company will not terminate your employment because of your disability prior to the earlier of (i) the date you have satisfied such eligibility period or (ii) the 30th day following the Set Termination Date. During such period, the Company may remove you from office and reassign your duties and authority (and such action shall not constitute Good Reason), and you may continue to participate in the same welfare benefit plans and programs you were participating in as of the Set Termination Date.

6.3 Termination by the Company

The Company may terminate your employment at any time, whether or not for Cause. If termination is without Cause, the Company must provide at least thirty (30) business days’ prior written notice stating the Termination Date. During the period between the delivery of the notice of termination and the Termination Date, your employment shall continue and you shall otherwise comply with all obligations and loyalties owed to the Company as your employer. During this notice period, the Company, in its sole discretion, may or may not require you to continue to report to work and may assign to you all, some or none of your regular duties. During the notice period, the Company will continue to pay your Base Salary, less all applicable withholdings and deductions, and you will continue to participate in the benefit plans for which you are eligible for and in which you were participating at the time of such notice, in accordance with the terms of such plans.

If termination is for Cause, the Company must provide written notice stating the basis of the Cause termination and the subsection(s) of Paragraph 3.1 upon which the Company is relying, and must specify the Termination Date. You will have thirty (30) days to cure any claimed breach, failure or violation under Paragraphs 3.1(e), 3.1(f) or 3.1(g) above after written notice has been provided to you by the Company, but termination for a violation of paragraphs 3.1(a), 3.1(b), 3.1(c), 3.1(d), or 3.1(h) above shall be effective immediately.

6.4 Resignation

You may resign your employment at any time with or without Good Reason (as defined in Paragraph 3.3) subject to your provision of 30 days’ written notice to the Company (such notice, the “Resignation Notice”).

If your resignation is for Good Reason, then you must first have provided the Company with timely notice (as described in Paragraph 3.3) of the occurrence of Good Reason, including identifying the initial occurrence of the applicable Good Reason event stated in Paragraph 3.3.

Volt Information Sciences, Inc.

1133 Avenue of the Americas New York, New York 10036 212-704-2400

If the Company fails to cure within the thirty (30) day period, and you intend to resign, then your Resignation Notice must set forth the specific event stated in Paragraph 3.3 that gives you Good Reason to resign and must be received by the Company within 14 days after the expiration of the Company’s thirty (30)-day cure period. Upon receipt of the Resignation Notice, you and the CFO will mutually agree upon the Termination Date, which will be no less than 30 days and no greater than 90 days from the date of the delivery of the Resignation Notice. During the period between the delivery of the Resignation Notice and the Termination Date, your employment shall continue and you shall continue to perform your duties and reasonably cooperate in the orderly transition of your duties and you shall otherwise comply with all obligations and loyalties owed to the Company as your employer. During this notice period, the Company, in its sole discretion, may or may not require you to continue to report to work and may assign to you all, some or none of your regular duties. During the notice period, the Company will continue to pay your Base Salary, less all applicable withholdings and deductions, and you will continue to participate in the benefit plans for which you are eligible for and in which you were participating at the time of such notice, in accordance with the terms of such plans. If requested, you shall participate in an exit interview with the CEO and such other individuals as the Company may designate.

6.5 Payment of Accrued Base Salary and Vested Benefits upon Termination or Resignation

On the next payroll date following the Termination Date (or sooner if required by law), you (or your estate or other legal designee) will be paid (a) all accrued but unpaid Base Salary through the Termination Date; and (b) payment for any unused accrued vacation, to the extent required by applicable law. Any business expenses submitted for reimbursement under Paragraph 5.2 will be paid no later than 60 days after the Termination Date. Upon termination of employment, you will also be entitled to receive any vested benefits, consistent with the applicable plan; however, upon termination of your employment, you will have no rights to any unvested benefits, unearned Base Salary under Paragraph 4.1, or any other compensation or payments after the Termination Date except as set forth in this Agreement.

6.6 Severance Benefits In the Event Of Termination without Cause or Resignation for Good Reason

In addition to the rights to payment upon termination set forth in Paragraph 6.5, if your employment under this Agreement is terminated by the Company without Cause (other than as a result of your death or disability) or is terminated by you for Good Reason, and subject to your executing a general release and waiver of rights, which includes a release of any and all legal claims against the Company Group and each of their respective officers and directors and cooperation and non-disparagement clauses (“General Release”), and, if requested, participation in an exit interview as the Company may designate, the Company will:

(a) continue to pay you your then-current Base Salary for a period of twelve (12) months following the Termination Date in accordance with the Company’s normal payroll practices, at the Company’s option, and otherwise in accordance with the terms of this Agreement;

Volt Information Sciences, Inc.

1133 Avenue of the Americas New York, New York 10036 212-704-2400

(b) pay you a prorated annual incentive award pursuant to the Volt AIP with respect to the year of your termination, based on actual performance results for such year, and pro-rated such that the denominator equals the total number of days occurring during the performance period for the year of termination and the numerator equals the number of days you were actually employed by the Company during such performance period, payable when annual incentive awards under the Volt AIP are paid to other senior executives of the Company (but in no event later than March 15 of the year following the calendar year to which such payment relates);

(c) pay you any earned (without regard to any requirement that you remain employed through the payment date) but unpaid annual incentive award pursuant to the Volt AIP with respect to the fiscal year prior to your termination, payable when annual incentive awards under the Volt AIP are paid to other senior executives of the Company (but in no event later than March 15 of the year following the calendar year to which such payment relates); and

(d) pay you, if you are then currently enrolled, a lump sum cash payment equal to the product of (i) 12 multiplied by (ii) the employer portion of the monthly cost of maintaining health benefits for you (and your spouse and eligible dependents) as of the Termination Date under a group health plan of the Company for purposes of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).

Any payment made pursuant to Paragraph 6.6(a) is referred to herein as the “Salary Continuation,” and any payment made pursuant to Paragraph 6.6(a)-(d), collectively, are referred to as the “Severance Benefits.”

The Severance Benefits will be paid to you in accordance with the Company’s normal payroll practices and procedures, subject to your execution of the General Release. Notwithstanding any other provision of this Agreement, the Salary Continuation shall not become payable unless and until you execute the General Release. You must sign and return the General Release, if at all, so that it is effective (taking into account any revocation period provided for therein) no later than the sixtieth (60th) calendar day following the Termination Date. The first payment of any Salary Continuation will be made on the Company’s next regularly scheduled pay-day, which is at least five (5) business days following the later of the effective date of the General Release or the date such release is received by the Company, and shall include all amounts of Salary Continuation accrued from the Termination Date. Where the period available to execute (and to not revoke) the General Release spans more than one calendar year, the first payment of Salary Continuation shall not be made until the second calendar year, or later, as required by the applicable terms of this Agreement and Section 409A of the Code.

Notwithstanding anything to the contrary in this Paragraph 6.6, if you breach any of the provisions in Paragraphs 8 or 9, all payments of the Severance Benefits will cease.

Volt Information Sciences, Inc.

1133 Avenue of the Americas New York, New York 10036 212-704-2400

7.	Representation and Warranties

As a condition of your employment with the Company, you represent and warrant that you are legally authorized to perform the services contemplated by this Agreement; that you are not a party to any agreement or instrument with any third party which would prohibit you from entering into or performing the services contemplated by this Agreement; and that you have not brought with you to the Company, or use, any confidential information or trade secrets belonging to any prior employer.

8.	Confidential Information

You agree that for the period of your employment with the Company and thereafter, you will not, except as required for the performance of your duties with or for the Company, disclose or use, or enable any third party to disclose or use, any Confidential Information (as defined below) of the Company Group. You may not take or replicate Confidential Information for your personal benefit or for the benefit of a third party unrelated to the Company, including, but not limited to, saving a copy of Confidential Information on a non-Company computer, data storage device, zip drive, or otherwise, without the Company’s prior written approval. You further agree that all information, including, without limitation, all Confidential Information, you develop or discover in connection with the performance of your duties is the sole and exclusive property of the Company Group, and you hereby assign to the Company Group all of your right, title and interest in and to same. “Confidential Information” means all trade secrets, data and other information relating to the operations of the Company Group, whether in hard copy, electronic format or communicated orally, that you acquire through your employment with the Company Group, or that the Company Group treats as confidential through its policies, procedures and/or practices. Examples of Confidential Information include, but are not limited to: information concerning the operations, methods, technology, software, developments, inventions, accounting and legal and regulatory affairs of the Company Group; information concerning the sales, marketing, servicing, bidding, product development and investment activities and strategies of any member of the Company Group; information concerning the identity, addresses, telephone numbers, email addresses, needs, business plans and creditworthiness of the past, present and prospective customers and clients of the Company Group; information concerning the terms on which the Company Group provides products and services to such past, present and prospective customers and clients; information concerning the pricing strategies for products and services of the Company Group; information concerning the finances, financing methods, credit and acquisition or disposition plans and strategies of any member of the Company Group; to the extent permitted by law, information concerning the employment and compensation of the employees of the Company Group; and disclosure of Confidential Information to another employee of the Company Group other than as required for you and such other Company Group employee to perform your duties for the Company. Confidential Information does not include any document, information, technical data or know-how which (i) before or after it has been disclosed to you, is part of the public knowledge or literature, but not as a result of any action or inaction by you or (ii) is approved for release by written authorization of Company. This provision does not restrict you

Volt Information Sciences, Inc.

1133 Avenue of the Americas New York, New York 10036 212-704-2400

from providing information as required by a court or governmental agency with appropriate jurisdiction; however, in the event you are so required, you agree that you will give the Company immediate written notice of such disclosure requirement in order to allow the Company the opportunity to respond to such request.

Pursuant to the Defend Trade Secrets Act, 18 USC Section 1833(b), you shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is: (i) made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; or (ii) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you file any document containing the trade secret under seal and do not disclose the trade secret, except pursuant to court order.

9.	Effect of Competition or Solicitation

You acknowledge that the relationships between the Company Group and each of their respective customers, clients, and employees are extremely valuable and are the result of the investment of substantial time, resources and effort in developing, servicing and maintaining such relationships, and that, during your employment, you will be provided with and/or have access to Confidential Information, including without limitation, confidential and proprietary information concerning such relationships and the Company’s operations.

In consideration for your employment and for the Company Group providing to you such confidential and proprietary information, you agree that, while you are employed with the Company Group, including any notice period, and for twelve (12) months following the Termination Date, regardless of the reason for termination (collectively and as applicable, the “Restricted Period”), you shall immediately forfeit your right to receive any payments or benefits pursuant to Paragraph 6.6 herein:

(a)

In those states which will enforce covenants not to compete, for a period of twelve (12) months after the Termination Date (regardless of the reason that your employment terminates), you will not directly or indirectly, engage in, own or control any interest in, or act as an officer, director, partner, employee of, or consultant or advisor to, any firm, institution or other entity directly or indirectly engaged in a business which is substantially similar to that in which you were engaged during your employment with the Company Group or which competes with any member of the Company Group, within the geographical area that is co-extensive with the scope of your responsibilities for the Company Group during the last twelve months of your employment with the Company Group.

(b)

For twelve (12) months after the Termination Date (and regardless of the reason that your employment terminates) you will not directly or indirectly, either for yourself or for any other person, firm, company or corporation:

Volt Information Sciences, Inc.

1133 Avenue of the Americas New York, New York 10036 212-704-2400

(1)

Solicit or accept in competition with the Company Group the business of any existing or prospective client or customer of the Company Group with who you had Material Contact during your employment with the Company Group. For purposes of this Agreement, “Material Contact” means, during your employment with the Company Group, personal contact or the supervision of the efforts of those who had personal contact with an existing or prospective client or customer in an effort to create, expand or further a business relationship between any member of the Company Group and such existing or prospective client or customer; or

(2)	Hire or employ any employee of the Company Group, nor advise, solicit or encourage any employees of the Company Group to leave its employ.

(c)

In addition, you agree that you will not at any time during or after the termination of this Agreement, engage in any business which uses as its name, in whole or in part, the name “Volt” or any other name used by the Company Group during your employment.

(d)

For purposes of Paragraphs 9(a), 9(b), and 9(c), you will be deemed to be engaged in a business if you participate in such business as proprietor, partner, joint venturer, stockholder, director, officer, lender, manager, employee, consultant, advisor or agent, or if in any way you control such business. However, you will not be deemed a stockholder or lender if you hold less than two percent (2%) of the outstanding equity or debt of any publicly-owned corporation engaged in the same or similar business as that of the Company Group, provided you are not in a control position with respect to such corporation.

9.1	Acknowledgement

You agree that this Agreement provides special and sufficient consideration for your covenants in this Paragraph 9 and its subparagraphs, and that the restrictions on non-competition and non-solicitation are reasonable in terms of duration, scope and subject matter, and are no more than that which is reasonably required for the protection of the business of the Company Group and Confidential Information. You acknowledge that the Company is a national organization and that your duties and responsibilities are national in scope.

10.	Inventions

All discoveries, ideas, creations, inventions and properties (collectively, “Discoveries”), written or oral, which you (a) create, conceive, discover, develop, invent or use during your employment with the Company Group, whether or not created, conceived, discovered, developed or invented during regular working hours, or which are (b) created conceived, discovered, developed invented or used by any member of the Company Group, whether or not in connection with your employment with the Company Group, will be the sole and absolute property of the applicable member of the Company Group for any and all purposes whatsoever,

Volt Information Sciences, Inc.

1133 Avenue of the Americas New York, New York 10036 212-704-2400

in perpetuity. You will not have, and will not claim to have, any right, title or interest of any kind or nature whatsoever in or to any such Discoveries. For the avoidance of doubt, you hereby assign to the applicable member of the Company Group all of your right, title and interest in and to same. If any Discoveries, or any portion thereof, are copyrightable, it shall be a “work made for hire,” as such term has meaning in the copyright laws of the United States.

The previous paragraph shall not apply to any Discoveries (i) for which no equipment, supplies, facility or trade secret information of the Company Group or any customer of the Company Group was used and which was developed entirely on your own time, (ii) which does not relate to the business of the Company Group or to that of any customer of the Company Group and (iii) which does not result from any work performed for the Company Group or any customers of the Company Group.

You further agree that you will identify to the Company all Discoveries you develop during your employment with the Company. Upon request by the Company, you will disclose any such Discoveries to the Company (by a full and clear description) for the purpose of determining the Company’s rights therein and will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable in order to vest title in such Discoveries in the Company Group.

11.	Enforcement

Employee and the Company each acknowledges that either party shall be entitled to seek applicable injunctive relief as appropriate under the law. It is acknowledged and agreed that in the event that Employee fails or refuses to perform Employee’s obligations under this Agreement, irreparable damage will result to the Company Group, its business and properties and/or the clients of the Company Group, for which damage remedies available at law will be inadequate (none of which remedies or damages are hereby waived) and may be in addition to any injunctive relief.

12.	Return of Company Property

You agree that on the Termination Date, or at such earlier time as the Company may request, you will immediately return to the Company all of the Company’s property in your possession or under your control, including, but not limited to, all data and information relating to the business of the Company, and that you will not retain any copies thereof.

13.	Notices

Any notice required in connection with this Agreement will be deemed adequately given only if in writing and personally delivered, or sent by first-class, registered or certified mail, or overnight courier. Notice shall be deemed to have been given on the third day after deposit into the mail. Notice shall be deemed to have been given on the second day after deposit with an overnight courier. Notices may also be hand-delivered, in which case notice is effective upon delivery. Notices to the Company shall be addressed to 1133 Avenue of the Americas, 15th Floor, New York, NY 10036, Attn: Chief Human Resources Officer. Notices to you shall be addressed to your last known address on file with the Company.

Volt Information Sciences, Inc.

1133 Avenue of the Americas New York, New York 10036 212-704-2400

14.	Entire Agreement and Choice of Law

This Agreement constitutes the entire understanding between you and the Company and supersedes all prior agreements concerning the terms and conditions of your employment. Unless otherwise expressly stated herein, the terms of this Agreement may not be modified, altered, changed or amended except by an instrument in writing signed by a duly authorized representative of the Company and you. No waiver by the Company or you of any breach by the other party of any condition or provision of this Agreement shall be deemed a waiver with respect to any similar or dissimilar condition or provision at any prior or subsequent time. If any provision of this Agreement is held to be invalid or unenforceable, then the remaining provisions of this Agreement shall be deemed severable and remain in full force and effect. If any of the covenants contained in Paragraphs 8 or 9 are held to be unreasonable in duration, geography or scope, then such terms shall be deemed modified to conform to such court or tribunal’s determination of reasonableness. The terms of this Agreement shall be governed and construed in accordance with the laws of the State of New York.

15.	Agreement to Arbitrate Disputes

Any dispute, controversy or claim arising out of, involving, affecting or related to this Agreement, or breach of this Agreement, or arising out of, involving, affecting or related in any way to your employment or the conditions of employment or the termination of your employment, including any controversies or claims arising out of or related to the actions of the Company’s other employees, under Federal, State and/or local laws, and/or other such similar laws or regulations, shall be resolved by final and binding arbitration, pursuant to the Federal Arbitration Act, in accordance with the employment rules of the American Arbitration Association (“AAA”), which can be found at www.adr.org or a copy of the AAA rules can be provided to you upon your request to the Company. Before any arbitration, you and the Company agree to attempt in good faith to resolve any dispute by negotiation within fifteen (15) days of one party’s receipt from the other party of a written request for negotiations. You and the Company agree that the time period for negotiation will be limited to no more than thirty (30) days, unless extended by mutual agreement. If no resolution is reached within the time period, you and the Company agree to then move to arbitration. Any and all statutes of limitation shall be tolled during the period of negotiation. All offers, promises, conduct and statements, whether oral or written, made in the course of the negotiation by either of us or our representatives will be confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving us, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in negotiations pursuant to this Paragraph 15. The arbitration shall be conducted before a single neutral and impartial arbitrator chosen by mutual agreement between us. If the appointment of and acceptance by the arbitrator is not timely effected, then we may jointly or individually request that a nationally recognized alternative dispute resolution service to appoint an arbitrator. The Company initially shall pay all of the fees and expenses of the

Volt Information Sciences, Inc.

1133 Avenue of the Americas New York, New York 10036 212-704-2400

arbitration. Each party shall bear its or his own legal expenses and disbursements incurred in connection with the arbitration, except that the arbitrator shall have the power to award attorneys’ fees and disbursements (i) as provided below, and/or (ii) to one party if the arbitrator determines that the other party’s claims or defenses would, if made in a U.S. federal court, give rise to sanctions under Rule 11 of the Federal Rules of Civil Procedure. If you are determined by the arbitrator to have materially breached any provision of this Agreement, in addition to any other legal or equitable remedy the Company may have, but without creating any duplication of any remedies, the Company will be entitled to recover an amount equal to fees and expenses of the arbitration from you, and you will reimburse the Company for all of its reasonable attorneys’ fees and costs incurred to enforce this Agreement, to the fullest extent permitted by applicable law, provided that if the Company asserts any claims against you for breach and does not prevail, it will reimburse you for all of your reasonable attorneys’ fees and costs incurred in defending such claims. If the Company is determined by the arbitrator to have materially breached any provision of this Agreement, in addition to any other legal or equitable remedy you may have, the Company will reimburse you for all of your reasonable attorneys’ fees and costs incurred to enforce this Agreement, to the fullest extent permitted by applicable law, provided that if you assert any claims against the Company for breach and do not prevail, you will reimburse the Company for all of its reasonable attorneys’ fees and costs incurred in defending such claims. The arbitrator may award any and all remedies in accordance with the law of the state where you were last employed by the Company. The award shall be in writing, signed by the arbitrator, and shall provide the reasons for the award. Judgment upon the arbitrator’s award may be entered in any court having jurisdiction. This Agreement to Arbitrate Disputes does not prevent you from filing a charge or claim with any governmental administrative agency as permitted by applicable law. Finally, nothing in this Paragraph 15 shall prevent the parties from obtaining injunctive or other equitable relief in court or in arbitration in connection with breach of this Agreement.

16.	Successors and Assigns

You may not assign this Agreement. The Company may assign this Agreement to an affiliate or a person or entity which is a successor in interest to substantially all of the business operations of the Company.

17.	Code Section 409A Omnibus Provision

Notwithstanding any other provision of this Agreement, it is intended that payments and benefits under this Agreement comply with Section 409A of the Code or with an exemption from the applicable Code Section 409A requirements and, accordingly, all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes and penalties under Section 409A of the Code. For purposes of this Agreement, all rights to payments and benefits hereunder of deferred compensation subject to Section 409A of the Code shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code. For purposes of this Agreement, you will not be deemed to have had a termination of employment unless there has been a “separation from service” within the meaning of Section 409A of the Code. Furthermore, neither the

Volt Information Sciences, Inc.

1133 Avenue of the Americas New York, New York 10036 212-704-2400

Company nor any of its parents, subsidiaries, divisions, affiliates, directors, officers, predecessors, successors, employees, agents and attorneys shall be liable to you if any amount payable or provided hereunder is subject to any taxes, penalties or interest as a result of the application of Code Section 409A.

Notwithstanding any provision of this Agreement, if you are a “specified employee” (as defined in Section 409A of the Code and Treasury Regulations thereunder), then payment of any amount under this Agreement that is deferred compensation subject to Section 409A of the Code and the timing of which depends upon termination of employment shall be deferred for six (6) months after termination of your employment, as required by Section 409A(a)(2)(B)(i) of the Code (the “409A Deferral Period”). In the event such payments are otherwise due to be made during the 409A Deferral Period, the payments that otherwise would have been made in the 409A Deferral Period shall be accumulated and paid in a lump sum on the first day of the seventh month following the Termination Date, and the balance of the payments shall be made as otherwise scheduled.

With respect to any amount of expenses eligible for reimbursement under this Agreement, such expenses will be reimbursed by the Company within thirty (30) days following the date on which the Company receives the applicable invoice from the Employee in accordance with the Company’s expense reimbursement policies, but in no event later than the last day of the Employee’s taxable year following the taxable year in which the Employee incurs the related expenses. In no event will the reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor will the Employee’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

18.	Counterparts and Facsimile Execution

This Agreement may be executed and delivered (a) in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument, and/or (b) by facsimile or PDF in which case (i) the instruments so executed and delivered shall be binding and effective for all purposes, and (ii) the parties shall nevertheless exchange substitute hard copies of such facsimile or PDF instruments as soon thereafter as practicable (but the failure to do so shall not affect the validity of the instruments executed and delivered by facsimile or PDF).

[Signature Pages to Follow]

Volt Information Sciences, Inc.

1133 Avenue of the Americas New York, New York 10036 212-704-2400

Kindly indicate your acceptance of the terms of this Agreement by signing and returning it to the undersigned.

Sincerely,

Volt Information Sciences, Inc.

By: /s/ Paul Tomkins
Paul Tomkins Chief Financial Officer

I have read, understand, accept and agree to the above terms and conditions governing my employment with the Company.

/s/ Leonard Naujokas	6/10/2017
LEONARD NAUJOKAS	Date